Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS INTENTION TO SEPARATE CHAIRMAN POSITION

BEDMINSTER, N.J.—July 13, 2012 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) announced today that the Nominating Committee of the Board of Directors and Mr. Frank Kissel, Chairman and CEO, have determined to separate the position of Chairman from the position of CEO. In connection with that decision, Mr. Kissel will continue as Chairman and relinquish the position of CEO when the Board has elected a new CEO.

Philip W. Smith, III, Chairman of the Nominating Committee, stated: "Management succession is an essential component of the Nominating Committee charter. With the repayment of our TARP preferred stock and warrants, and a slowly improving economic environment, the Committee and Mr. Kissel believe it is the right time to add to our management structure. Peapack-Gladstone Bank and PGB Trust and Investments have a long and proud history. We see this as a strong statement that we intend to continue that history as we position ourselves to take our Company to the next level of community banking.”

Mr. Kissel added "The Company's earnings, performance and stock price have been steadily improving. We believe we have added great strength in our management team over the past several years and this expansion in our management structure will enable us to take advantage of this momentum. This is an exciting time for our Company. We are moving in a very positive direction and a new CEO will have many opportunities to grow our businesses as we move into the future.

Robert Hawley, from The Hayden Group, has been retained by the Nominating Committee to assist in the selection process. Since we have an exceptionally strong management bench, the Nominating Committee believes there may be internal candidates along with several from outside our organization. We are confident that the Committee will identify an outstanding individual to lead our Company.”